Exhibit 99.1

Contact:

Rob Mills

Chief Financial Officer

Knology, Inc.

706-645-8970

rob.mills@knology.com

KNOLOGY REPORTS FIRST QUARTER RESULTS

Highlights:

•	Revenue increases 18% from the prior quarter to $53.8 million.

•	EBITDA, as adjusted was $9.0 million for the quarter.

•	Net loss for the first quarter was $18.4 million or $0.78 per share.

WEST POINT, Ga.—(May 11, 2004)—Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the first quarter ended March 31, 2004. Total revenue for the first quarter of $53.8 million represented an increase of 32% over total revenue of $40.7 million for the same period one year ago and an increase of 18% over total revenue of $45.6 million for the prior quarter. Knology reported EBITDA, as adjusted (a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; expenses associated with capital markets activities; non-cash stock-based compensation; special litigation expenses; gains on adjustment of warrants to market; and other expenses) of $9.0 million for the first quarter of 2004, which represented a 41% increase over EBITDA, as adjusted of $6.4 million for the first quarter of 2003. Our first quarter 2004 results were impacted by the acquisition and integration of cable systems in Pinellas County, Florida and Cerritos, California, which were acquired from Verizon Media Ventures Inc. in December 2003.

Knology reported a net loss for the first quarter of 2004 of $18.4 million, or $0.78 per share. In the first quarter of 2003, Knology reported a net loss of $20.5 million, or $406.69 per share. The 2003 net loss per share number is calculated based on the weighted average shares of common stock outstanding in 2003 and does not include the common equivalent shares for Knology’s preferred stock, which was converted into common stock at the completion of Knology’s IPO in December 2003.

Knology experienced a net loss of connections during the first quarter of 2004. Total connections declined from 381,815 to 380,684, for a net loss of 1,131 connections. The total lost connections during the first quarter include the lost connections in the Pinellas County market related to “clean-up” activities. The lost connections in Pinellas County included non-pay customers from prior periods, customer database true-ups and customers with expired promotions. These lost connections in Pinellas County more than offset the gains in the other Knology markets.

Knology also reported that it is currently in negotiations to sell its Cerritos division and hopes to enter into a definitive agreement shortly. Knology expects that the proceeds from the sale will substantially exceed the amount it paid for the Cerritos division and that those proceeds will be available to fund capital expenditures and operating expenses in Knology’s other markets, including Pinellas County. In the event Knology does enter into a definitive agreement, the transaction would be subject to approval by the local franchising authorities and satisfaction of other customary closing conditions. However, Knology may not be able to reach a definitive agreement to the sell the Cerritos division, or, in the event it does, the proceeds from the sale may be less than Knology currently expects.

Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. commented, “We are pleased with the success we experienced during the first quarter. The integration of the Pinellas County division has gone well. While we are disappointed with the connection losses we experienced during the first quarter, we feel that we are positioning the company to resume our growth trends in the future. When our telephone product is launched, we will be able to provide the customers in the Pinellas County market the full suite of products and the same high quality service enjoyed by other Knology customers.”

First Quarter Key Operating Metrics

	Mar. 31, 2003	Dec. 31, 2003		Mar. 31, 2004	Sequential % Change	Year-Over-Year % Change
Marketable Homes Passed	439,025	737,145		742,717	0.8%	69.2%
Connections
Cable Television	132,385	183,783		178,550	(2.8)%	34.9%
Telephone
On-Net	113,899	118,872		121,012	1.8%	6.2%
Off-Net	5,268	5,678		5,902	3.9%	12.0%

Total Telephone	119,167	124,550		126,914	1.9%	6.5%
High-Speed Internet	55,000	73,482		75,220	2.4%	36.8%
Total On-Net Connections	301,284	376,137		374,782	(0.4)%	24.4%
Total Connections	306,552	381,815		380,684	(0.3)%	24.2%
Residential Connections	276,027	348,489		345,202	(0.9)%	25.1%
Business Connections	30,525	33,326		35,482	6.5%	16.2%
Average Monthly Revenue Per Connection	$45.24	$47.37	*	$46.96	(0.9)%	3.8%
Average Monthly Connection Churn	2.1%	2.7%		3.1%	14.8%	47.6%

*Does	not include the acquired Verizon Media connections in Pinellas as a part of this calculation.

For full descriptions of the above metrics, please refer to Definitions of Operating and Non-GAAP Financial Measures on page 8 of this release.

Balance Sheet/Cash Flow

As of March 31, 2004, Knology had cash and cash equivalents of $56.9 million and stockholders’ equity of $140.3 million. Cash flow provided by operations was $13.4 million for the quarter. Capital expenditures totaled $12.9 million for the first quarter.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the quarter and to provide certain guidance which will be broadcast live over the Internet, on Wednesday, May 12, 2004 at 10:00 a.m. Eastern Daylight Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology’s Web site at www.knology.com or www.fulldisclosure.com. An audio archive will be available on Knology’s website at www.knology.com or www.fulldisclosure.com for approximately 30 days. Also, following the conclusion of the call, a telephonic replay will be available through midnight on Friday, May 14, by dialing 1-800-642-1687 or local 706-645-9291 (Confirmation I.D. 7075568).

About Knology

Knology, Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (8) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2003, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements.

Definitions of Operating and Non-GAAP Financial Measures

We provide readers financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

The Non-GAAP financial measures used in this release include the following:

•	EBITDA, as adjusted is a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; expenses associated with capital markets activities; non-cash stock-based compensation; special litigation expenses; gain on adjustment of warrants to market; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three months ended March 31, 2003 and 2004 is attached to this press release.

The other operating metrics used in this release include the following:

•	Total Connections—Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

•	Marketable Passings—We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable passings” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

•	On-net connections—All of our video and data connections are provided over our networks. Our voice connections consist of both “On-net” and “Off-net” connections. On-net refers to lines provided over our networks. Off-net refers to telephone connections provided over telephone lines leased from third parties.

•	Average Monthly Revenue Per Connection—The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.

•	Average Monthly Connection Churn—The Average Monthly Connection Churn is the total churn for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31
	2003	2004
Operating Revenues:
Video	$17,177	$25,414
Voice	16,564	18,048
Data and Other	6,946	10,332

	40,687	53,794

Cost & expenses, excluding depreciation	34,329	44,759
Depreciation and amortization	19,420	19,261
Expenses associated with capital markets activities	0	412
Non-cash stock-based compensation	427	477
Litigation Fees	199	0

	54,375	64,909

Operating loss	(13,688)	(11,115)

Interest income	113	159
Interest expense	(6,980)	(7,783)
Gain on adjustment of warrants to market	0	221
Other income, net	86	128

Loss before income taxes	(20,469)	(18,390)
Income tax benefit	0	24

Net loss	$(20,469)	$(18,366)

Basic and diluted loss per average common share	$(406.69)	$(.78)

Weighted average shares outstanding	50,331	23,552,210

Knology, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	12/31/03	3/31/04
ASSETS

Current assets:
Cash and cash equivalents	$52,021	$56,895
Restricted cash	11,314	13,381
Accounts receivable customers, net of allowance for doubtful accounts of $1,449 and $972 as of December 31, 2003 and March 31, 2004	19,284	17,511
Prepaid expenses and other	1,818	1,238

Total current assets	84,437	89,025

Property, plant & equipment, net	336,060	329,614
Investments	1,243	1,243
Goodwill	40,834	40,834
Intangible assets and other assets, net	1,138	1,647

Total assets	$463,712	$462,363

	12/31/03	3/31/04
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$5,213	$6,828
Accounts payable	15,520	19,063
Accrued liabilities	9,136	8,593
Unearned revenue	11,633	11,745

Total current liabilities	41,502	46,229

Notes payable	45,309	42,812
Unamortized investment tax credit	39	23
Senior unsecured notes, net of discount	225,037	232,272
Warrants	932	711

Total non-current liabilities	271,317	275,818

Total liabilities	312,819	322,047

Common stock	207	216
Non-voting common stock	21	21
Additional paid in capital	548,518	556,299
Accumulated deficit	(397,853)	(416,220)

Total stockholders’ equity	150,893	140,316

Total liabilities and stockholders’ equity	$463,712	$462,363

Knology, Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2004

Cash Flow provided by Operating Activities	$2,293	$13,382

Cash Flow used in Investing Activities	(9,458)	(12,871)

Cash Flow (used in) provided by Financing Activities	(819)	6,430

Net Increase in Cash and Cash Equivalents	(7,984)	6,941

Beginning of Period Cash	43,913	63,335

End of Period Cash	$35,929	$70,276

Knology, Inc.

Reconciliation of EBITDA, As Adjusted to Net Income (Loss)

(Unaudited)

(In thousands)

EBITDA, as adjusted reconciliation	Three months ended March 31, 2003	Three months ended March 31, 2004

Net loss	$(20,469)	$(18,366)

Depreciation and amortization	19,420	19,261

Expenses associated with capital markets activities	0	412

Non-cash stock based compensation	427	477

Special litigation expenses	199	0

Interest expense	6,980	7,783

Gain on adjustment of warrants to market	0	(221)

Income tax benefit	0	(24)

Interest income and other	(199)	(287)

EBITDA, as adjusted	$6,358	$9,035

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